Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRC Group Holdings, Inc

Los Angeles, California

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of our reports dated March 31, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of BRC Group Holdings, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Los Angeles, California

April 10, 2026